Exhibit 10.4
Conformed Copy

EMPLOYMENT AGREEMENT

         This Employment Agreement is made as of the 8th day of October 2001, by and between Carl Vogel, an individual residing in the State of Colorado (the “Executive”) and Charter Communications, Inc., a Delaware corporation (“Charter”) with reference to the following facts:

         Charter wishes to retain Executive to serve as President, Chief Executive Officer and a member of the Board of Directors of Charter from the date hereof and on the terms and conditions set forth herein;

         Executive desires to serve as President, Chief Executive Officer and a member of the Board of Directors of Charter from the date hereof and on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.     Interpretation.

         1.1     Defined Terms.

                  “Affiliate” shall mean with respect to any person or entity any other person or entity who controls, is controlled by or is under common control with such person or entity.

                  “Allen” shall mean Paul G. Allen.

                  “Board” shall mean the Board of Directors of Charter or a committee thereof.

                  “Change of Control” means (a) a sale of more than 49.9% of the outstanding capital stock of Charter in a single or related series of transactions, except where Allen and his Affiliates retain effective voting control of Charter, the merger or consolidation of Charter with or into any other corporation or entity, other than a wholly-owned subsidiary of Charter, except where Allen and his Affiliates have effective voting control of the surviving entity, or any other transaction, or event, a result of which is that Allen holds less than 50.1% of the voting power of the surviving entity, except where Allen and his Affiliates retain effective voting control of Charter, or a sale of all or substantially all of the assets of Charter (other than to an entity majority-owned or controlled by Allen and his Affiliates); where , in any such case (b) Executive’s employment with Charter is terminated or his duties are materially diminished (it being understood that neither Charter’s failure to be a “public” company as such term is commonly understood nor his obligation, if any, to report to a senior officer of any acquiring company (which has an enterprise value of at least $15 billion) or its parent following any merger or similar transaction constitute a material diminution in Executive’s duties under this Agreement).

2.     Employment, Duties and Authority.

         Charter hereby agrees to employ the Executive, and the Executive agrees to be employed, as President and Chief Executive Officer of Charter. As President and Chief

Executive Officer of Charter, the Executive shall report directly to the Board and subject to the control and supervision of the Board, shall have such duties and responsibilities as are typically performed by a chief executive officer and such other executive duties not inconsistent with the foregoing as may be assigned to Executive from time to time. Executive will be Charter’s representative on industry boards such as NCTA and Cablelab. The Executive shall devote substantially all of his business time, attention, energies, best efforts and skills to the diligent performance of his duties hereunder. Notwithstanding the foregoing, it is understood that the Executive may expend a reasonable amount of time for personal. charitable, investment and other activities so long as such activities shall not interfere in any material respect with the performance by the Executive of his duties and responsibilities hereunder. Without limiting the generality of the foregoing, Executive may continue his membership on the board of directors of IQ Navigator and such other boards as the Board and Executive shall mutually agree. In addition, Executive may remain on the boards of directors of various affiliates of Liberty Media for a reasonable transition time. Charter also agrees to cause Executive to be elected as a member of, and Executive agrees to serve on the Board of Directors of Charter (and the Executive Committee thereof) without any additional compensation.

3.     Term.

         The term of this Agreement shall commence on the date hereof and shall terminate on December 31, 2005 (the “Initial Term”); provided, however, that the Initial Term shall be extended and this Agreement shall automatically be renewed for successive one-year periods (‘Renewal Terms”) unless (i) this Agreement is terminated in accordance with the provisions of Section 7 hereof, or (ii) the Executive or Charter provides written notice to the other of such party’s desire not to extend this Agreement at least sixty (60) days prior to the expiration of the Initial Term, or any Renewal Term, as the case may be, of this Agreement.

4.     Compensation and Benefits.

         4.1     Cash Compensation.

                  a.     Base Salary. During the Term of this Agreement, Charter shall pay the Executive an annual base salary at the rate of One Million Dollars ($1,000,000), or such higher rate as may from time to time be determined by the Board in its discretion, which shall be payable consistent with Charter’s payroll practices. Should Charter adopt a general policy applicable to all of its executives providing for automatic inflation adjustments in base salary, Executive shall participate in such program.

                  b.     Bonus. The Executive shall be eligible to receive an annual bonus in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) consisting of (i) an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) (the “Merit Bonus”), to be determined by the Board based upon the Board’s assessment in its discretion, of the performance by the Executive of his duties as President and Chief Executive Officer during the applicable period, and (ii) an amount not to exceed Two Hundred Fifty Thousand ($250,000) (the “Formula Bonus”) determined by application of a formula to be agreed upon by the Board with respect to each year, based upon the achievement of budgeted cash flow and such other targets of Charter as the Board shall establish in consultation with Executive.

The Merit Bonus and the Formula Bonus shall be paid to the Executive in cash within sixty (60) days following Charter’s determination of cash flow or such other targets for the applicable period.

                  c.     Signing Bonus. Upon commencement of Executive’s employment hereunder, Executive shall be paid a one time bonus of Two Hundred Fifty Thousand Dollars ($250,000).

         4.2     Benefit Plans. The Executive shall be entitled to participate in any insurance, pension, or other benefit plan of Charter now existing or hereafter adopted for the benefit of employees or executives of Charter generally. Charter will reimburse Executive for the cost of term life insurance secured by Executive in the amount of Five Million Dollars ($5,000,000), provided that Executive is insurable at normal rates.

         4.3     Vacation. The Executive shall be entitled to not less than one (1) month of compensated vacation in each fiscal year consistent with Charter’s policy, to be taken at times which do not unreasonably interfere with the performance of the Executive’s duties hereunder. Unused vacation time shall be treated in accordance with Charter’s policy.

         4.4     Expenses. The Executive shall be entitled to receive reimbursement for all reasonable out-of pocket expenses incurred by the Executive in the performance of his duties hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by Charter.

         4.5     Other Benefits. Charter shall provide a luxury car for the Executive’s use and shall pay all business expenses associated with the use of such car by the Executive. Charter shall pay periodic fees and dues for the Executive’s membership in a country club selected by the Executive. Charter will reimburse Executive for up to Ten Thousand Dollars ($10,000) in legal, tax and financial planning expenses per year.

5.     Options; Restricted Stock

         5.1     As a matter of separate inducement and agreement in connection with his employment hereunder and not in lieu of any salary or other compensation, Charter shall grant to the Executive options (the “Executive Options”) to purchase Three Million Four Hundred Thousand (3,400,000) Shares of the Class A Common Stock of Charter at an exercise price equal to the fair market value of such shares on the date of grant. Such options shall vest in accordance with and shall otherwise have the terms and conditions set forth in the form of option agreement previously delivered to the Executive.

         5.2     As a matter of separate inducement and agreement in connection with his employment hereunder and not in lieu of any salary or other compensation, Charter shall issue to the Executive Fifty Thousand (50,000) Shares of Class A Common Stock of Charter (the “Shares”). The restrictions on the Shares shall lapse and the grant shall otherwise have the terms and conditions set forth in the form of Restricted Stock Agreement previously delivered to the Executive.

6.     Indemnification.

         Charter agrees to indemnity and hold harmless to the maximum extent permitted by law the Executive from and against any claims, damages, liabilities, losses, costs or expenses in connection with or arising out of the performance by the Executive of his duties as an officer of Charter or any of its subsidiaries or Affiliates.

7.     Termination. This Agreement may be terminated as follows:

         7.1     By the Executive for Good Reason. The Executive may terminate this Agreement for Good Reason (as defined below) upon thirty (30) days’ advance written notice to Charter. “Good Reason” shall exist if, without the Executive’s consent: (A) there is an assignment to the Executive of any duties materially inconsistent with, or which constitutes a material reduction of the Executive’s position, duties, responsibilities, status or authority with Charter (it being understood that Charter’s cessation as a “public” company shall not be a material reduction in the Executive’s position, duties, responsibilities, status or authority) and Charter shall not have rectified same within the later of (a) thirty (30) days of written notice from the Executive (b) or if Charter elects, within thirty (30) days after receipt of such written notice, to require that any alleged claim of Good Reason be submitted to binding arbitration, then ten days (10) days after any determination adverse to Charter to rectify such event (any such arbitration shall be held in St. Louis under the local arbitration rules of JAMS or other entity mutually agreed to and such arbitration decision shall be made no later than sixty (60) days after Charter’s election to require such arbitration); (B) the Executive is required to report, directly or indirectly to persons other than the Board (except that Executive may be required to report to a senior officer of an acquiring company (which has an enterprise value of at least $15 billion) or its parent following any merger or similar transaction); (C) removal of the Executive from the position he holds pursuant hereto, except in connection with the termination of the Executive for Cause (as defined below); or (d) a Change of Control.

         7.2     By Charter for Cause. Charter may terminate this Agreement for Cause upon thirty (30) days’ advance written notice to the Executive. “Cause” shall mean (i) conviction of a felony offense or of a misdemeanor that involves dishonesty or moral turpitude; (ii) the refusal to comply with the lawful directives of the Board, within ten (10) days after written notice of such directive from the Board; (iii) conduct on the part of the Executive in the course of his employment which constitutes gross negligence or willful misconduct which conduct is not cured within ten (10) days after written notice thereof from the Board; (iv) the Executive’s material breach of his fiduciary duties to the Company; (v) the Executive’s death or his Disability (as defined in Charter’s 2001 Stock Incentive Plan); or (vi) the Executive’s possession or use of illegal drugs or excessive use of alcohol on Company premises on work time or at a work related function (other than alcohol served generally in connection with such function). Should Executive commit or be alleged to have committed a felony offense or a misdemeanor of the character specified in clause (i), Charter may suspend Executive with pay. If Executive is subsequently convicted with respect to the matters giving rise to the suspension, Executive shall immediately repay all compensation or other amounts paid him hereunder from the date of the suspension and any options or stock which vested after the date of suspension shall forthwith be cancelled and if theretofore sold by Executive, the cash value thereof paid to Charter.

         7.3     Effect of Termination. In the event of the termination of this Agreement by Charter without Cause or by Executive For Good Reason, Charter shall pay to the Executive an amount equal to the aggregate base salary due the Executive during the remainder of the Term and a full prorated bonus for the year in which termination occurs. Upon termination of this Agreement by Charter for Cause or by Executive without Good Reason, then the Executive shall cease to be entitled to receive any compensation or other payments with respect to periods after the date of such termination.

8.     Covenant Not to Compete; Confidentiality.

         8.1     Covenant Not to Compete. The Executive recognizes and acknowledges that Charter is placing its confidence and trust in the Executive. The Executive, therefore, covenants and agrees that as to clauses (a), (b), (c) and (e) hereof during the balance of the Initial Term or any Renewal Term, as applicable (but no more than one year in the event of termination by the Company without Cause or for “Cause” under clause (ii) thereof or by the Executive for “Good Reason”), Executive’s employment with Charter and solely as to clause (d) the specific time period provided in such clause, the Executive shall not, either directly or indirectly, without the prior written consent of the Board:

                  a.     Engage in or carry on any business or in any way become associated with any business which is similar to or is in competition with the Business of Charter. As used in this Section 8, the term “Business of Charter” shall mean the business of owning or operating cable television systems and related businesses.

                  b.     Solicit the business of any person or entity, on behalf of himself or any other person or entity, which is or has been at any time during the term of this Agreement a customer or supplier of Charter including, but not limited to, former or present customers or suppliers with whom the Executive has had personal contact during, or by reason of, his relationship with Charter.

                  c.     Be or become an employee, agent. consultant, representative, director or officer of, or be otherwise in any manner associated with, any person, firm, corporation, association or other entity which is engaged in or is carrying on any business which is in competition with the Business of Charter;

                  d.     For a period of thirty-six (36) months after termination of the Executive’s employment for any reason whether by Charter or Executive solicit directly or indirectly for employment or employ (or, directly or indirectly cause any entity in which the Executive has an interest or is employed by to solicit or employ), any person employed by Charter or any of its subsidiaries at the time of such termination.

                  e.     Be or become a shareholder, joint venturer, owner (in whole or in part), or partner, or be or become associated with or have any proprietary or financial interest in or of any firm, corporation, association or other entity which is engaged in or is carrying on any business which is similar to or in competition with the Business of Charter, provided, however, that nothing contained in this Section 8 shall prohibit the Executive from owning less than 2% of the shares of a publicly held corporation engaged in the Business of Charter.

                           The Executive hereby recognizes and acknowledges that the existing Business of Charter extends throughout the United States of America and therefore agrees that the covenants not to compete contained in this Section 8 shall be applicable nationally. In the event that a court of competent jurisdiction determines that the scope of the non-compete provisions set forth in this Section 8 are unenforceable in any respect, then these provisions shall be deemed to be modified as necessary so that the scope of the non-compete provisions contained herein are nonetheless as broad as possible and yet enforceable under applicable law in accordance with their terms.

         8.2     Confidentiality; Non-Disparagement. The Executive will not divulge, and will not permit or suffer the divulgence of, any confidential knowledge or confidential information with respect to the operations or finances of Charter or any of its Affiliates or with respect to confidential or secret customer lists, processes, machinery, plans, devices or products licensed, manufactured or sold, or services rendered, by Charter or any of its Affiliates other than in the regular course of business of Charter or as required by law; provided, however, that the Executive has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the public otherwise than by disclosure by the Executive in breach of this Agreement. Executive will not directly or indirectly disparage or otherwise make adverse references to Charter or any of its officers, directors, employees or Affiliates at any time during or after his employment with Charter.

9.     Notices.

         Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sufficiently given if delivered in person or transmitted by facsimile or similar means of recorded electronic communication to the relevant party as follows:

                  a.     in the case of the Executive, to the address set forth opposite his name on the signature page hereto, with a copy to:

Miles Cortez, Esq.

44 Sedgwick Drive

Englewood, CO 80110

Telephone:

	Facsimile:	303 300 3260

	E-mail:	miles.cortez@aimco.com

b.	in the case of Charter, to:

Charter Communications, Inc.

12405 Powerscourt Drive

St. Louis, MO 63101

Attn:Curt Shaw, General Counsel

	Telephone:	314 965 0555

	Facsimile:	314 965 8793

	E-mail:	cshaw@chartercom.com

with a copy to:

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, CA 90067

Attn:Alvin Segel

Telephone:	310 277 1010

Facsimile:	310 203 7199

E-mail:	asegel@irell.com

                  Any such notice or other communication shall be deemed to have been given and received on the day on which it is delivered or telecopied (or, if such day is not a business day or if the notice or other communication is not telecopied during business hours, at the place of receipt, on the next following business day). Any party may change its address for the purposes of this Section by giving notice to the other parties in accordance with the foregoing.

10.     Assignability and Enforceability. This Agreement shall be binding on and enforceable by the parties and their respective successors and permitted assigns. No party may assign any of its rights or benefits under this Agreement to any person without the prior written consent of the other party.

11.     Expenses of this Agreement. Each party shall bear its own costs and expenses (including, without limitation, legal, accounting and other professional fees) incurred in connection with this Agreement or the transactions contemplated hereby, except that Charter shall pay Seven Thousand Five Hundred Dollars ($7,500) of Executive’s expenses.

12.     Consultation. The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory or stock exchange requirement, neither of them shall issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

13.     Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

14.     Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

15.     Currency. Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States dollars.

16.     Sections and Headings. The division of this Agreement into Sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Agreement.

17.     Number and Gender. In this Agreement, words importing the singular number only shall include the plural and vice versa and words importing gender shall include all genders.

18.     Entire Agreement. This agreement and any agreements or documents referred to herein or executed contemporaneously herewith, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

19.     Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

20.     Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall be construed as a waiver of any other provision nor shall any waiver constitute a continuing waiver unless otherwise expressly provided. No provision of this Agreement shall be deemed waived by a course of conduct unless such waiver is in writing signed by all parties and stating specifically that it was intended to modify this Agreement.

21.     Taxes; Withholding. All amounts payable hereunder shall be subject to all applicable withholding requirements under federal, state and local tax law.

22.     Survival. The provisions of Sections 6, 8.1(d), 12 and 13 shall survive the termination of this Agreement.

         IN WITNESS WHEREOF the parties have executed this Agreement.

CHARTER COMMUNICATIONS, INC.

By:	/s/ William D. Savoy Authorized Signatory

CARL VOGEL

78 Glenmoor Drive

Cherry Hills Village CO 80110

/s/ Carl Vogel